Exhibit 99.1
News Release
Contact: Glen L. Stiteley, Chief Financial Officer
   (815) 725-1885
Source:   First Community Financial Partners, Inc.

First Community Financial Partners, Inc. Announces Second Quarter 2015 Financial Results
Results reflect improved profitability and revised capital structure; NASDAQ trading commenced July 17th
JOLIET, IL, July 21, 2015 -- First Community Financial Partners, Inc. (NASDAQ:FCFP) (“First Community”or the “Company”), the parent company of First Community Financial Bank (the “Bank”), today reported financial results for the three and six month periods ended June 30, 2015.
Net income applicable to common shareholders for the three months ended June 30, 2015 was $2.3 million, or $0.14 per diluted share, compared with $1.3 million, or $0.08 per diluted share, for the three months ended June 30, 2014. Earnings in the second quarter of 2015 reflected year-over-year growth in net interest income and a negative loan loss provision of $749,000, compared with a $667,000 loan loss provision in the second quarter of 2014, a $1.4 million improvement. The negative loan loss provision was primarily the result of continued improvement in asset quality and the loan loss history used in the calculation of the allowance for loan loss.
Net income applicable to common shareholders for the six months ended June 30, 2015 was $4.0 million, or $0.23 per diluted share, compared with $1.7 million, or $0.10 per diluted share, for the six months ended June 30, 2014. Earnings for the six months ended June 30, 2015 reflected year-over-year growth in net interest income and a negative loan loss provision of $749,000 compared with a $2.7 million loan loss provision for the six months ended June 30, 2014, a $3.4 million improvement.
The Company redeemed all of the $4.1 million of 8% Series A Convertible Subordinated Debt and $10 million of 9% Subordinated Debt on June 30, 2015. The Company used the proceeds from two new credit facilities to fund the redemption of the subordinated debt. The credit facilities include a $4.0 million revolving line of credit and a $10.1 million term loan. The revolving line matures in 2020 and the term loan matures in 2021. The credit facilities have an annual interest rate of 2.25% plus the LIBOR rate, which is currently 2.436%. Based on the current interest rate on the new credit facilities, the Company expects to realize a savings of $882,000 in annual interest expense.

On July 15, 2015, the Company announced that its common stock had been approved for listing on the NASDAQ Capital Market. Trading commenced at market open on July 17, 2015.
Roy Thygesen, Chief Executive Officer commented, “We have accomplished several key goals in the first half of 2015. Asset quality improvement continued, profitability improved, and loan growth accelerated. As a result of our improved asset quality, a portion of our loan loss reserves have been released. During the second quarter, the Company revised its capital structure by replacing higher cost subordinated debt with a significantly less expensive senior credit facility. Increasing shareholder value remains our utmost focus. We believe these important steps taken during the first half of 2015 and our NASDAQ listing will move the organization forward in a meaningful way.”
Thygesen continued, “Although we continue to see some pricing pressure on the lending side, we do not compromise on credit quality to chase growth. Our strategy is to remain focused on delivering a level of service that our larger or smaller competitors cannot or choose not to provide. Despite the ongoing competitive environment, we remain very excited about our continued loan and core deposit growth trends.”
Second Quarter 2015 Highlights

•
Return on average assets (“ROAA”) improved to 0.96% in the second quarter of 2015 from 0.60% in the second quarter of 2014, while return on average equity (“ROAE”) rose sharply to 9.77% in the second quarter of 2015 compared with 5.66% in the second quarter of 2014.

•	Tangible book value per share rose to $5.66 at June 30, 2015, from $5.32 a year earlier, and was up from $5.52 at December 31, 2014.

•	Pre-tax core net operating income, a non-GAAP measure, rose to $3.5 million in the second quarter of 2015 compared with $2.0 million in the second quarter of 2014.

•
Net interest income before provision for loan losses increased to $7.5 million in the second quarter of 2015, up 2.74% compared with $7.3 million in the second quarter of 2014, reflecting higher interest income offset by a slightly higher year-over-year interest expense.

•	Total shareholders’ equity at June 30, 2015 was $96.2 million, a 2.01% increase from $94.3 million at June 30, 2014, reflecting growth and a strengthened balance sheet.

•	Total assets reached a Company-record $994.5 million at June 30, 2015. This is a significant increase over $922.1 million at June 30, 2014.

•
Total loans increased 9.54% to $727.8 million at June 30, 2015 from $675.3 million at June 30, 2014, with year-over-year growth in all loan categories led by commercial real estate, commercial, and residential 1-4 family.

•
Total deposits were $834.4 million at June 30, 2015, up 9.3% from $763.6 million at June 30, 2014. Core demand deposits comprised 64.08% of total deposits at the end of the second quarter of 2015 compared with 53.98% of total deposits at the end of the second quarter of 2014. Noninterest bearing deposit accounts, an important source of lower-cost funding to support loan activity, increased to $174.5 million at the end of the second quarter of 2015 from $125.2 million at the end of the second quarter of 2014.

•	Asset quality measures improved dramatically, including a decline in the ratio of nonperforming assets to total assets to 0.85% at June 30, 2015 from 1.35% a year earlier.

Year to Date 2015 Highlights

•
ROAA improved to 0.83% for the six months ended June 30, 2015, from 0.38% for the six months ended June 30, 2014, while ROAE rose sharply to 8.34% for the six months ended June 30, 2015 compared with 3.64% for the six months ended June 30, 2014.

•	Pre-tax core net operating income, a non-GAAP measure, rose to $6.0 million for the six months ended June 30, 2015 compared with $2.7 million for the same period in 2014.

•
Net interest income before provision for loan losses increased to $14.6 million for the six months ended June 30, 2015, up 4.29% compared with $14.0 million in the six months ended June 30, 2014, reflecting higher interest income offset by a slightly higher year-over-year interest expense.

•	Total assets reached a Company-record $994.5 million at June 30, 2015, an increase from $924.1 million at December 31, 2014.

•	Total loans increased 5.60% to $727.8 million at June 30, 2015 from $689.2 million at December 31, 2014.

•
Total deposits were $834.4 million at June 30, 2015, up 8.45% from $769.4 million at December 31, 2014. Core demand deposits comprised 64.08% of total deposits in the second quarter of 2015 compared with 59.59% of total deposits at December 31, 2014. Noninterest bearing deposit accounts, an important source of lower-cost funding to support loan activity, increased to $174.5 million in the second quarter of 2015 from $158.3 million at December 31, 2014.

Income Statement Highlights
Net interest income was $7.5 million in the second quarter of 2015, compared to $7.3 million for the second quarter of 2014. The Company’s net interest margin was 3.23% in the first quarter of 2015, compared to 3.45% in the second quarter of 2014, while the net interest spread was 3.00% compared to 3.26% in the prior year’s second quarter.
Interest income on loans was $8.1 million for the quarter ended June 30, 2015, compared to $8.1 million for the quarter ended June 30, 2014, reflecting contributions from $63.4 million in loan growth, partially offset by newer loans being booked at lower average yields due to the ongoing low interest rate environment and competitive market conditions.

Interest income on securities was $962,000 for the quarter ended June 30, 2015, compared to $737,000 for the quarter ended June 30, 2014. The increase in interest income on securities was the result of growth in the portfolio, along with improvement in the overall yield of the government sponsored enterprises and state and political subdivision portfolios.
Interest expense on deposits was $987,000 in the second quarter of 2015, compared to $1.1 million in the second quarter of 2014, which primarily reflected a decline in time deposits, which were replaced by growth in noninterest bearing deposits, along with an increase in lower cost NOW, money market and savings accounts.
Noninterest income was $521,000 in the second quarter of 2015, which included year-over-year growth in service charges on deposit accounts resulting from growth in noninterest bearing deposits that provide greater fee income and mortgage fee income of $153,000, which rose 84.34% compared with a year earlier. Noninterest income in the second quarter of 2014 was $845,000, which included other income of $483,000 related to proceeds received from a bank owned life insurance policy, in addition to $28,000 in gains on the sale of loans and $38,000 in gains on the sale of securities.
Noninterest expense was $5.2 million for the quarter ended June 30, 2015 compared to $5.4 million for the quarter ended June 30, 2014. Salaries and benefits were consistent year-over-year and lower occupancy expense reflected the purchase of the Channahon, Illinois branch in mid-2014. The second quarter of 2015 included a net loss on foreclosed assets of $20,000 as compared to $369,000 in the same period in 2014. These losses relate to the timing of appraisals and sales of foreclosed properties.

Balance Sheet Highlights
Total assets were $994.5 million at June 30, 2015, up 7.85% from $922.1 million at June 30, 2014, and up 7.62% from $924.1 million at December 31, 2014.
Net loans (after allowance for loan losses) were $715.4 million at June 30, 2015, a 10.06% increase from $650.0 million at June 30, 2014, and a 5.9% increase from $675.3 million at December 31, 2014, reflecting balanced growth in all lending categories, other than consumer and other loans, and a lower allowance for loan losses. Commercial real estate loans increased $17.6 million to $363.6 million year-over-year. Commercial loans rose $20.8 million year-over-year, an increase of 12.46% to $187.8 million. Residential 1-4 family loans, which grew steadily throughout 2014, were $109.8 million at June 30, 2015, up 15.22% from $95.3 million at June 30, 2014, and up 8.93% from $100.8 million at December 31, 2014.
Year-over-year asset comparisons include growth of investment securities to $184.3 million at June 30, 2015, compared with $168.1 million at June 30, 2014 and $170.1 million at December 31, 2014. Strong gains in low-cost deposits facilitated some of the growth. Average duration of the Company’s investment portfolio remains modest at approximately 4.03 years.
Total deposits, which increased to $834.4 million in the second quarter of 2015, compared with $769.4 million at December 31, 2014, and $763.6 million at June 30, 2014, reflected the Company’s focus on growing core deposits from commercial business depositors. Approximately $29.9 million of the year-over-year growth, and $16.2 million in the second quarter came from commercial noninterest bearing demand deposits. Noninterest bearing demand deposits increased 57.9% year-over-year and 17.85% in the second quarter of 2015, savings deposits increased 23.45% year-over-year and were relatively flat in the second quarter, NOW accounts were relatively flat in both periods and money market accounts increased to $231.2 million at June 30, 2015 from $187.3 million at June 30, 2014 and $196.2 million at December 31, 2014. This growth has reduced First Community’s overall reliance on time deposits for funding its asset growth. Ongoing rebalancing of the Company’s deposit portfolio resulted in a decline in time deposits to $299.7 million at June 30, 2015 from $310.9 million at December 31, 2014 and $351.4 million at June 30, 2014.

Asset Quality and Performance Metrics
Total nonperforming assets declined by 31.45% to $8.5 million at June 30, 2015 from $12.4 million at June 30, 2014, and 10.53% from $9.5 million at December 31, 2014. The improvement reflected a decline in total nonperforming loans to $4.2 million from $8.5 million a year earlier, and from $7.0 million at December 31, 2014. Foreclosed assets were $4.2 million at June 30, 2015, which is up from $3.9 million at June 30, 2014 and an increase from $2.5 million at December 31, 2014 due to the addition of two new properties in the second quarter of 2015. Net charge-offs, which declined sharply beginning in the third quarter of 2014, were $609,000 in the second quarter of 2015, compared to $2.6 million in the second quarter of 2014.
The Company had a negative provision for loan losses of $749,000 in the second quarter of 2015 compared with a provision of $667,000 in the second quarter of 2014, reflecting significantly improved asset quality year over year. Even with this negative provision the Company’s allowance for loan losses to nonperforming loans remains strong at 292.92% at June 30, 2015, compared to 198.73% at December 31, 2014 and 169.49% at June 30, 2014.
The Bank was well capitalized according to applicable regulatory standards at June 30, 2015, with a Tier 1 leverage ratio of 9.24%, Tier 1 risk based ratio of 11.20%, a total risk-based capital ratio of 14.39%, and a common equity Tier 1 ratio of 11.20%. First Community’s ratio of tangible common shareholder’s equity to tangible assets was 9.67% at June 30, 2015, compared to 9.96% at December 31, 2014 and 9.55% at June 30, 2014.

About First Community Financial Partners, Inc.: First Community Financial Partners, Inc., headquartered in Joliet, Illinois, is a bank holding company whose common stock trades on the NASDAQ Capital Market (NASDAQ:FCFP). First Community Financial Partners has one bank subsidiary, First Community Financial Bank. First Community Financial Bank, based in Plainfield, Illinois, is a wholly owned banking subsidiary of First Community Financial Partners, with locations in Joliet, Plainfield, Homer Glen, Channahon, Naperville and Burr Ridge, Illinois. The Bank is dedicated to its founding principles by being actively involved in the communities it serves and providing exceptional personal service delivered by experienced local professionals.

Special Note Concerning Forward-Looking Statements
---------------------------------------------------------------------
Any statements in this release other than statements of historical facts, including statements about management’s beliefs and expectations, are forward-looking statements and should be evaluated as such. These statements are made on the basis of management’s views and assumptions regarding future events and business performance. Words such as “estimate,” “believe,” “anticipate,” “expect,” “intend,” “plan,” “target,” “project,” “should,” “may,” “will” and similar expressions are intended to identify forward-looking statements. Forward-looking statements (including oral representations) involve risks and uncertainties that may cause actual results to differ materially from any future results, performance or achievements expressed or implied by such statements. These risks and uncertainties include the ability of First Community and its wholly owned bank subsidiary to realize the synergies from the merger of its non-wholly owned bank subsidiaries, as well as a number of other factors related to the businesses of First Community and its wholly owned bank subsidiary, including: risks associated with First Community’s possible pursuit of acquisitions; economic conditions in First Community’s, and its wholly owned bank subsidiary’s; service areas; system failures; losses of large customers; disruptions in relationships with third party vendors; losses of key management personnel and the inability to attract and retain highly qualified management personnel in the future; the impact of legislation and regulatory changes on the banking industry, including the implementation of the Basel III capital reforms; losses related to cyber-attacks; and liability and compliance costs regarding banking regulations. These and other risks and uncertainties are discussed in more detail in First Community’s filings with the Securities and Exchange Commission, including First Community’s Annual Report on Form 10-K filed on March 13, 2015.
Many of these risks are beyond management’s ability to control or predict. All forward-looking statements attributable to First Community, and its wholly owned bank subsidiary, or persons acting on behalf of each of them are expressly qualified in their entirety by the cautionary statements and risk factors contained in this communication. Because of these risks, uncertainties and assumptions, you should not place undue reliance on these forward-looking statements. Furthermore, forward-looking statements speak only as of the date they are made. Except as required under the federal securities laws or the rules and regulations of the Securities and Exchange Commission, First Community does not undertake any obligation to update or review any forward-looking information, whether as a result of new information, future events or otherwise.

FINANCIAL SUMMARY
	Three months ended June 30,		Six months ended June 30,
	2015	2014	2015	2014
Interest income:	(in thousands, except per share data)(Unaudited)
Loans, including fees	$8,090	$8,086	$15,906	$15,751
Securities	962	737	1,913	1,413
Federal funds sold and other	15	19	28	37
Total interest income	9,067	8,842	17,847	17,201
Interest expense:
Deposits	987	1,133	1,964	2,269
Federal funds purchased and other borrowed funds	17	17	31	34
Subordinated debt	603	432	1,206	863
Total interest expense	1,607	1,582	3,201	3,166
Net interest income	7,460	7,260	14,646	14,035
Provision for loan losses	(749)	667	(749)	2,667
Net interest income after provision for loan losses	8,209	6,593	15,395	11,368
Noninterest income:
Service charges on deposit accounts	194	152	377	283
Gain on sale of loans	—	28	—	32
Gain on foreclosed assets, net	—	—	—	19
Gain on sale of securities	—	38	21	38
Mortgage fee income	153	83	257	140
Other	174	544	313	953
Total noninterest income	521	845	968	1,465
Noninterest expenses:
Salaries and employee benefits	2,810	2,785	5,694	5,640
Occupancy and equipment expense	505	577	997	1,102
Data processing	237	249	462	478
Professional fees	411	372	792	697
Advertising and business development	227	213	417	341
Losses on sale and writedowns of foreclosed assets, net	20	369	20	369
Foreclosed assets, net of rental income	70	55	141	135
Other expense	919	791	1,834	1,309
Total noninterest expense	5,199	5,411	10,357	10,071
Income before income taxes	3,531	2,027	6,006	2,762
Income taxes	1,189	557	2,056	788
Net income applicable to First Community Financial Partners, Inc.	2,342	1,470	3,950	1,974

Basic earnings per share	0.14	0.08	0.23	0.10

Diluted earnings per share	0.14	0.08	0.23	0.10

FINANCIAL SUMMARY

	June 30, 2015	December 31, 2014	June 30, 2014
Period-End Balance Sheet
(Dollars in thousands)
Assets
Mortgage loans held for sale	$1,449	$738	$1,990
Construction and land development	19,612	18,700	15,060
Farmland and agricultural production	8,604	9,350	7,659
Residential 1-4 family	109,819	100,773	95,284
Multifamily	29,829	24,426	23,873
Commercial real estate	363,575	353,973	345,981
Commercial	187,780	171,452	166,975
Consumer and other	8,578	10,519	9,558
Total loans	727,797	689,193	664,390
Allowance for credit losses	12,420	13,905	14,383
Net loans	715,377	675,288	650,007
Investment securities	184,349	170,054	168,072
Other earning assets	42,777	23,990	42,905
Other non-earning assets	50,517	54,005	59,154
Total Assets	$994,469	$924,075	$922,128

Liabilities and Shareholders' Equity
Noninterest bearing deposits	$174,527	$158,329	$125,233
Savings deposits	33,567	30,211	26,590
NOW accounts	95,406	73,755	73,141
Money market accounts	231,185	196,222	187,263
Time deposits	299,703	310,893	351,405
Total deposits	834,388	769,410	763,632
Total borrowings	59,398	58,662	50,209
Other liabilities	4,513	3,950	14,021
Total Liabilities	898,299	832,022	827,862
Shareholders’ equity - preferred	—	—	6,177
Shareholders’ equity - common	96,170	92,053	88,089
Total Shareholders’ Equity	96,170	92,053	94,266
Total Liabilities and Shareholders’ Equity	$994,469	$924,075	$922,128

COMMON STOCK DATA

	2015	2014
	Second Quarter	Fourth Quarter	Second Quarter

Market value (1):
End of period	$6.45	$5.20	$4.30
High	6.55	5.43	4.39
Low	5.47	4.60	4.00
Book value (end of period)	5.66	5.52	5.32
Tangible book value (end of period)	5.66	5.52	5.32
Shares outstanding	16,984,221	16,668,002	16,548,563
Average shares outstanding	16,970,721	16,563,405	16,548,399
Average diluted shares outstanding	17,088,102	16,800,247	16,740,390

(1) The prices shown are as reported on the OTC Pink Marketplace.

INVESTMENT PORTFOLIO

(Dollars in thousands)	As of June 30, 2015
	Cost	Unrealized Gains	Unrealized Loss	Fair Value	Yield (%)	Duration (Years)

Investment Securities
Government sponsored enterprises	$27,802	$196	$—	$27,998	1.7%	2.59
Residential collateralized mortgage obligations	40,898	234	64	41,068	2.39%	3.10
Residential mortgage backed securities	38,344	269	97	38,516	2.07%	3.77
State and political subdivisions	75,040	1,054	694	75,400	2.49%	4.36
Total debt securities	182,084	1,753	855	182,982	2.26%	4.03
Federal Home Loan Bank stock	1,367	—	—	1,367	—%	—
Total Investment Securities	$183,451	$1,753	$855	$184,349	2.26%	4.03

(Dollars in thousands)	As of December 31, 2014
	Cost	Unrealized Gains	Unrealized Loss	Fair Value	Yield (%)	Duration (Years)

Investment Securities
Government sponsored enterprises	$30,904	$83	$36	$30,951	1.69%	2.80
Residential collateralized mortgage obligations	44,095	241	62	44,274	2.35%	2.71
Residential mortgage backed securities	27,208	137	128	27,217	2.26%	4.10
State and political subdivisions	65,240	1,096	91	66,245	2.48%	4.16
Total debt securities	167,447	1,557	317	168,687	2.27%	3.85
Federal Home Loan Bank stock	1,367	—	—	1,367	—%	—
Total Investment Securities	$168,814	$1,557	$317	$170,054	2.27%	3.85

ASSET QUALITY DATA

	June 30, 2015	December 31, 2014	June 30, 2014
(Dollars in thousands)
Loans identified as nonperforming	$4,185	$6,947	8,025
Other nonperforming loans	55	50	461
Total nonperforming loans	4,240	6,997	8,486
Foreclosed assets	4,248	2,530	3,928
Total nonperforming assets	$8,488	$9,527	$12,414

Allowance for loan losses losses	12,420	13,905	14,383
Nonperforming assets to total assets	0.85%	1.03%	1.35%
Nonperforming loans to total assets	0.43%	0.76%	0.92%
Allowance for loan losses to nonperforming loans	292.92%	198.73%	169.49%

Allowance for loan losses rollforward:
	Three months ended June 30,		Six months ended June 30,
	2015	2014	2015	2014
Beginning balance	$13,778	$16,351	$13,905	$15,820
Chargeoffs	736	2,846	1,072	5,102
Recoveries	127	211	336	998
Net chargeoffs	609	2,635	736	4,104
Provision for loan losses	(749)	667	(749)	2,667
Ending Balance	$12,420	$14,383	$12,420	$14,383

Net charge-offs	609	2,635	736	4,104
Net chargeoff percentage (annualized)	0.34%	1.58%	0.21%	1.24%

OTHER DATA (1)

	For the three months ended,		For the six months ended,
	June 30, 2015	June 30, 2014	June 30, 2015	June 30, 2014
Return on average assets	0.96%	0.60%	0.83%	0.38%
Return on average equity	9.77%	5.66%	8.34%	3.64%
Net yield on earning assets	3.23%	3.45%	3.23%	3.37%
Average loans to assets	73.27%	74.87%	74.53%	75.49%
Average loans to deposits	87.62%	89.68%	87.62%	90.30%
Average noninterest bearing deposits to total deposits	22.08%	15.83%	19.70%	15.68%
Average equity to assets	9.64%	15.54%	9.53%	10.54%

CAPITAL RATIOS
	June 30, 2015	June 30, 2014
Tier 1 leverage ratio	9.24%	8.79%
Common equity tier 1 capital ratio	11.20%	n/a
Tier 1 capital ratio	11.20%	10.52%
Total capital ratio	14.39%	14.44%
Tangible common equity	$96,170	$88,089

(1) The June 30, 2015 capital ratios are calculated under the Basel III capital rules that became effective on January 1, 2015. Prior period capital ratios were calculated under the prompt corrective action capital rules that were in effect for those periods.

OTHER NON-GAAP MEASURES

Pre-tax core net operating income
(Dollars in thousands)

	Three months ended		Six months ended
	June 30, 2015	June 30, 2014	June 30, 2015		June 30, 2014

Pre-tax net income	$3,531	$2,027	$6,006		$2,762
Gain on sale of investment securities	—	38	21	466	38
Gain on sale of foreclosed asset	—	—	—		19
Pre-tax core net operating income	$3,531	$1,989	$5,985		$2,705

* This is a non-GAAP financial measure. The Company’s management believes the presentation of pre-tax core net operating income provides investors with a greater understanding of the Company’s operating results, in addition to the results measured in accordance with GAAP.